Exhibit 107

Calculation of Filing Fee Tables

Form SF-1

(Form Type)

Kansas Gas Service Securitization I, L.L.C.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	Series A Senior Secured Storm Recovery Bonds	Rule 457(o)	$336,000,000	100%	$336,000,000	.0000927	$31,147.20

	Total Offering Amounts					$336,000,000		$31,147.20

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$31,147.20

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